UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 3, 2009

Teton Energy Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31679	84-1482290
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 17th Street - Suite 1600 North, Denver, Colorado		80202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	303-565-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 3, 2009 (the "Closing Date"), Teton Energy Corporation ("Teton" or the "Company") and its wholly owned subsidiary, Teton Piceance LLC, signed and executed an Offer to Purchase Piceance Leases, (the "Offer Letter") with an undisclosed third party (the "Purchaser"). Pursuant to the Offer Letter, the Company sold its 12.5 percent non-operated working interest in the Piceance Basin in Western Colorado for approximately $9.9 million, or $7.0 million in cash net of purchase price adjustments. The effective date of the transaction is June 1, 2009.

There are no material relationships, other than those customary to the Company and its industry, between the Company and the Purchaser, other than in respect to the Offer Letter.

In connection with the sale, the Company's borrowing base on the Company's Second Amended and Restated Revolving Credit Facility (the "Amended Credit Facility") will be reduced from $20 million to $15 million. Proceeds, net of ordinary expenses, will be used to pay down the amounts outstanding on the Amended Credit Facility. . Giving effect to such transaction, the aggregate principal amount of advances outstanding and resulting deficiency will be approximately $24.5 million and $9.5 million, respectively.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On the Closing Date, Teton completed the sale of its 12.5 percent non-operated working interest in the Piceance Basin. Additional information regarding the sale is set forth above under Item 1.01, Entry Into a Material Definitive Agreement, and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

The information regarding the amount by which the aggregate principal amount of the advances outstanding under the Amended Credit Facility, giving effect to the sale of the Company's Piceance Basin assets, is expected to exceed the Company's borrowing base, is set forth in Item 1.01 above, and is hereby incorporated by reference.

The information regarding the amount by which the aggregate principal amount of the advances currently outstanding under the Amended Credit Facility exceeds the Company's borrowing base, is set forth in Item 2.04 below, and is hereby incorporated by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As previously disclosed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2009, pursuant to the Borrowing Base Redetermination on May 18, 2009, the Company's borrowing base on its Amended Credit Facility was lowered from $32.5 million to $20 million resulting in a $11.5 million borrowing base deficiency.

The information regarding the additional borrowing base reduction and resulting borrowing base deficiency, giving effect to the sale of the Company's Piceance Basin assets, is set forth in Item 1.01 above, and is hereby incorporated by reference.

Pursuant to the terms of the Amended Credit Facility, the Company notified JPMorgan Chase Bank, N.A. (the "administrative agent") on May 28, 2009 of its election to cure the deficiency either by prepaying the excess borrowings in full, pledging additional collateral to cure the deficiency, or a combination thereof within 90 days.

The Company does not currently have sufficient cash resources to repay or additional collateral to cure the borrowing base deficiency. If the Company is unable to successfully negotiate a forbearance agreement, obtain a waiver of compliance or cure the borrowing base deficiency, an event of default under the Amended Credit Facility will occur on August 25, 2009.

In an event of default, the administrative agent may, and at the request of the majority of lenders, shall by notice to the Company, take either or both of the following actions: (i) terminate the Company’s Commitments (as defined in the Amended Credit Facility), and thereupon the Commitments shall terminate immediately, and (ii) declare the notes and the loans then outstanding under the Amended Credit Facility to be immediately due and payable.

Additionally, pursuant to the terms of the Company's 10.75% Secured Subordinated Convertible Debentures (the "Debentures") due 2013 and issued on June 18, 2008, an event of default under the Amended Credit Facility also results in an event of default under the Company's Debentures. The rights and remedies of the Company’s senior and junior creditors are governed by the Amended and Restated Intercreditor and Subordination Agreement dated September 19, 2008 into which the Company entered with JPMorgan Chase and the Bank of New York Mellon Trust Company, N.A., the trustee with respect to the Company’s obligations under the Debentures.

The Company has retained Barrier Advisors, Inc. as restructuring advisors and RBC Richardson Barr as its investment bankers. The Company intends to work with its lenders to eliminate its borrowing base deficiency and in connection therewith is evaluating its strategic alternatives. There is no assurance that the Company will be successful in pursuing any such alternatives and may be required to seek protection under the United States Bankruptcy Code.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teton Energy Corporation

June 4, 2009	By:	/s/ Lonnie R. Brock

Name: Lonnie R. Brock
Title: Executive Vice President & Chief Financial Officer